Exhibit 10.4
SIXTH AMENDMENT TO THE
CONSOLIDATED GRAPHICS, INC. LONG-TERM INCENTIVE PLAN, AS AMENDED
WHEREAS, Consolidated Graphics, Inc. (the “Company”) maintains the “Consolidated Graphics, Inc. Long-Term Incentive Plan, as amended (the “Plan”); and
WHEREAS, pursuant to Section 11 of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan; and
WHEREAS, the Board recently amended the definition of “Fair Market Value” in the Plan on May 9, 2008, which constituted the Fifth Amendment to the Plan; and
WHEREAS, the Board now desires to amend the Plan in order to incorporate such terms and provisions as are deemed necessary or appropriate to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and to incorporate certain additional provisions relating to incentive stock options under Section 422 of the Code;
NOW THEREFORE, RESOLVED, that the Plan is hereby amended by this Sixth Amendment, as follows:
1.	Section 1 is amended to add the following two new sentences at the end thereof:

The Plan provides for payment of various forms of compensation. It is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted, construed and administered consistent with its status as a plan that is not subject to ERISA.

2.	Section 7(b) is amended to add the following new sentence at the end thereof:

The strike price of a SAR shall not be less than 100% of the Fair Market Value per share of Common Stock on the date the SAR is granted.

3.	Section 7 is amended by adding the following new subsections (e) and (f) at the end thereof:
(e) $100,000 Annual Limit on Incentive Stock Options. Notwithstanding any contrary provision in the Plan, a stock option designated as an ISO shall be an ISO only to the extent that the aggregate Fair Market Value (determined as of the time the ISO is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by the Participant during any single calendar year (under the Plan and any other stock option plans of the Company and its subsidiaries or parent) does not exceed $100,000. This limitation shall be applied by taking ISOs into account in the order in which they were granted and shall be construed in accordance with Section 422(d) of the Code.
(f) Notification of Disqualifying Disposition of Shares from Incentive Stock Options. A Participant who disposes of Shares of Common Stock acquired upon the exercise of an ISO by a sale or exchange either (i) within two (2) years after the date of the grant of the ISO under which the shares of Common Stock were acquired or (ii) within one (1) year after the transfer of such shares to him pursuant to exercise, shall promptly notify the Company of such disposition, the amount realized and the adjusted basis in such shares.

4.	Section 7 is amended by adding the following two new sentences at the end of subsection (c) “Stock Award”, as follows:

Restricted stock units are not intended to be deferred compensation that is subject to Section 409A of the Code. During the period beginning on the date such an Award is granted and ending on the payment date specified in the Award Agreement, the Participant’s right to payment under the Award Agreement shall remain subject to a “substantial risk of forfeiture” within the meaning of such term under Section 409A of the Code. In addition, payment to the Participant under a restricted stock unit shall be made within two and one-half months (2 1/2) months following the end of the calendar year in which the substantial risk of forfeiture lapses unless an earlier payment date is specified in the Award Agreement.

5.	Section 8 is amended to delete subsection (b) “Deferral” and subsection (d) “Substitution of Awards” in their entirety, and to renumber subsection (c) “Dividends and Interest” as new subsection (b).

6.
Section 8, subsection (c), which has been redesignated pursuant to item 5 above as subsection (b), “Dividends and Interest”, is hereby amended by deleting the last sentence thereof and replacing such sentence with the following new sentence:

All dividend equivalents will be paid to the Participant not later than 60 days after the date that the corresponding dividend was declared.

7.	The Plan is amended to add the following new Section 19, as follows:

19. Compliance with Code Section 409A. It is intended that Awards granted under the Plan shall be exempt from taxation under Section 409A of the Code, unless otherwise determined by the Committee at the time of grant. In that respect, the Company, by action of its Board, reserves the right to amend the Plan, and the Board and the Committee each reserve the right to amend any outstanding Award Agreement, to the extent deemed necessary or appropriate either to exempt such Award from taxation under Section 409A or to comply with the requirements of Section 409A. Further, Participants who are “Specified Employees” (as defined under Section 409A), shall be required to delay payment under an Award for six (6) months after separation from service, but only to the extent such Award would otherwise be subject to taxation under Section 409A if no such delay is imposed.

[Signature page follows.]

IN WITNESS WHEREOF, a duly authorized officer of the Company has executed this Sixth Amendment to the Plan, on behalf of the Company, on this 30 day of June, 2008, to be effective upon execution.

CONSOLIDATED GRAPHICS, INC.
By:	Jon C. Biro

Name:	Jon C. Biro

Title:	Executive Vice President and Chief Financial and Accounting Officer

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